Exhibit 3.3
ARTICLES OF AMENDMENT
OF
ARTICLES OF ORGANIZATION
OF
NORTHWEST IOWA RENEWABLE ENERGY, L.L.C.
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
     Pursuant to Section 1101 of the Iowa Limited Liability Company Act, the above-named limited liability company (the “Company”) hereby adopts the following amendment to the Company’s Articles of Organization:
     1. The name of the Company is Northwest Iowa Renewable Energy, L.L.C.
     2. The Articles of Organization of the Company are hereby amended by deleting ARTICLE I thereof and by inserting, in lieu thereof, the following:
“ARTICLE I
The name of the limited liability company is Natural Innovative Renewable Energy, L.L.C.”
     3. The date of adoption of the foregoing amendment was June 27 , 2007.
     4. The foregoing amendment was adopted by a vote of the members in accordance with the Iowa Limited Liability Company Act.
Dated: June 27, 2007
Northwest Iowa Renewable Energy, L.L.C.

By:	/s/ John E. Lucken John Lucken, Chairman